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                                                                     EXHIBIT 5.1

                        [FAEGRE & BENSON LLP LETTERHEAD]

June 10, 2002


QualMark Corporation
1329 West 121st Avenue
Denver, CO 80234

Gentlemen:

We have acted as counsel to QualMark Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") covering registration under the Securities Act of 1933 of 4,192,380 shares of the Company's common stock, no par value. As such, we have examined the Registration Statement, the Company's Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, and minutes of meetings and consents of its Board of Directors.

Based on the foregoing, and assuming that the securities will be sold according to the Registration Statement at a time when effective, we are of the opinion that, upon issuance of the securities according to the Registration Statement and receipt of the consideration to be paid for the securities, the securities will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus which is made a part of the Registration Statement.


Sincerely,

FAEGRE & BENSON LLP

/s/ Cynthia L. King
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Cynthia L. King